Exhibit 99
Investor Relations Contact:	Media Contact:
Nora Doherty	Dave DeCecco
(617) 368-5390	(914) 261-6572
nora.doherty@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

THIRD QUARTER FINANCIAL RESULTS

BOSTON (October 23, 2025) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the third quarter ended September 27, 2025. Key results were:

Third Quarter 2025 Summary:

•
Depletions decreased 3% and shipments decreased 13.7%
•
Net revenue of $537.5 million decreased 11.2%
•
Gross margin of 50.8% up 450 basis points year over year
•
Net income of $46.2 million, an increase of $12.6 million. Excluding the impact of the prior year non-cash brand impairment charge of $29.1 million, net income declined $16.4 million or 26.3%
•
Diluted income per share of $4.25

Year-to-date 2025 Summary:

•
Depletions decreased 3% and shipments decreased 3.7%
•
Net revenue of $1.579 billion decreased 1.9%
•
Gross margin of 49.7% up 420 basis points year over year
•
Net income of $131.0 million, an increase of $32.6 million. Excluding the impact of the prior year non-cash brand impairment charge of $29.1 million, net income increased $3.5 million or 2.7%
•
Diluted income per share of $11.82

Capital Structure

•
Ended the third quarter with $250.5 million in cash and no debt
•
Repurchased $161 million in shares from December 30, 2024 to October 17, 2025

“Our depletions declined by 3% in the third quarter as volumes were pressured across the beer industry” said Chairman, Founder and CEO Jim Koch. “While the macroeconomic environment remains dynamic, we are encouraged by the positive consumer reaction to our Sun Cruiser brand innovation and a second consecutive quarter of growth in Angry Orchard. We are continuing to invest in advertising and innovation across our portfolio of brands to grow market share and position ourselves well for when the consumer environment improves. Our strong balance sheet allows us to make this investment while also returning $161 million in cash to shareholders year to date.”

“We are encouraged by our strong gross margin and earnings performance in the first nine months of 2025,” said CFO Diego Reynoso. “As expected, during the third quarter our shipments rebalanced relative to our depletions which negatively impacted third quarter shipments and revenue. The progress we have made on our multi-year supply chain initiatives has enabled us to deliver significant gross margin improvements and solid free cash flow in a more dynamic industry volume environment. As a result, we are raising our 2025 gross margin and EPS guidance while adding incremental advertising investment to support the long-term health of our brands.”

Details of the results were as follows:

Third Quarter 2025 (13 weeks ended September 27, 2025) Summary of Results

Depletions for the third quarter decreased 3% from the prior year. Shipment volume for the quarter was approximately 1.9 million barrels, a 13.7% decrease from the prior year, primarily due to declines in Twisted Tea, Truly Hard Seltzer and Samuel Adams brands that were only partially offset by growth in the Company’s Sun Cruiser and Angry Orchard brands.

The Company believes distributor inventory as of September 27, 2025 were at appropriate levels and averaged approximately four and one half weeks on hand which is within our target wholesaler inventory levels of four to five weeks. At the end of September 2024, wholesaler inventory levels were slightly above our target at five and one half weeks.

Revenue for the quarter decreased 11.2% due to lower volumes partially offset by increased pricing and favorable product mix.

Gross margin of 50.8% increased 450 basis points from the 46.3% margin realized in the prior year. Gross margin primarily benefited from procurement savings, improved brewery efficiencies, price increases and product mix, as well as a favorable comparison against higher inventory obsolescence in the prior year. These benefits were partially offset by increased inflationary and tariff costs.

The third quarter gross margin of 50.8% includes $1.0 million of shortfall fees and $1.9 million of non-cash expense of third-party production pre-payments that combined to impact gross margins negatively by 54 basis points on an absolute basis.

Advertising, promotional and selling expenses increased $16.8 million or 11.3% from the third quarter of 2024, primarily due to increased brand media and local marketing investments of $20.9 million, partially offset by lower freight costs of $4.1 million due to lower volumes.

General and administrative expenses increased by $1.1 million or 2.5% from the third quarter of 2024, primarily due to higher salaries and benefits costs.

Impairment of intangible assets in the comparable period of 2024 reflected a $42.6 million non-cash impairment charge or $29.1 million net of tax impact, recorded primarily for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2024. Beginning in the fourth quarter of 2024 the Company began amortizing the remaining intangible asset over a 10 year life and does not expect any future impairments related to the Dogfish Head brand.

The Company’s effective tax rate for the third quarter of 28.1% decreased from 31.7% in the prior year due primarily to lower non-deductible stock compensation.

Year-to-date 2025 (39 weeks ended September 27, 2025) Summary of Results

Revenue year-to-date of $1.579 billion decreased 1.9% compared to year-to-date 2024, due to lower volumes partially offset by increased pricing and favorable product mix.

Depletions year-to-date decreased 3% from the prior year. Shipment volume year-to-date was approximately 5.8 million barrels, a 3.7% decrease from the prior year, primarily due to decreases in Twisted Tea and Truly Hard Seltzer brands that were partially offset by increases in the Sun Cruiser brand.

Gross margin year-to-date of 49.7% increased from the 45.5% margin realized in year-to-date 2024, or an increase of 420 basis points year over year. Gross margin primarily benefited from improved brewery efficiencies, procurement savings, price increases and product mix, as well as a favorable comparison against higher inventory obsolescence in the prior year. These benefits were partially offset by increased inflationary and tariff costs.

The year-to-date gross margin of 49.7% includes $7.5 million of shortfall fees and $7.1 million of non-cash expense of third-party production pre-payments that combined to impact gross margins negatively by 92 basis points on an absolute basis.

Advertising, promotional and selling expenses year-to-date increased $49.5 million or 12.0% from year-to-date 2024, primarily due to increased brand media and local marketing investments of $53.0 million, partially offset by lower freight costs of $3.5 million due to lower volumes.

General and administrative expenses year-to-date decreased by $3.6 million or 2.5% from year-to-date 2024, primarily due to a decrease in salaries and benefits costs, including lower incentive compensation.

Impairment of brewery assets of $6.4 million increased by $2.7 million from year-to-date 2024, due to higher write-offs of equipment at Company-owned and third-party breweries.

The Company’s effective tax rate year-to-date of 28.8% decreased from 30.3% year-to-date 2024, due primarily to lower non-deductible stock compensation.

Net income year-to-date of $131.0 million or $11.82 per diluted share, represented an increase of $32.6 million or $3.55 per diluted share compared to year-to-date 2024. This increase between periods was primarily driven by the comparison against a $29.1 million brand impairment charge in the prior year. Excluding the impact of the prior year brand impairment charge, net income increased $3.5 million, as higher gross margins were offset by lower volumes and higher advertising, promotional and selling expenses.

The Company expects that its September 27, 2025 cash balance of $250.5 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 27, 2025 and the period from September 28, 2025 through October 17, 2025, the Company repurchased shares of its Class A Common Stock in the amounts of $149.2 million and $12.1 million, respectively, for a total of $161.3 million year to date. As of October 17, 2025, the Company had approximately $266 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 42-week period ended October 18, 2025 are estimated by the Company to have decreased approximately 4% from the comparable period in 2024.

Full-Year 2025 Projections

The Company has updated its financial guidance for the full year 2025 as well as its estimate of the financial impact of tariffs programs announced as of October 1, 2025.

Full Year 2025	Current Guidance	Prior Guidance
Depletions and Shipments Percentage Change	Down mid single digit	Down high single digit to down low single digit
Price Increases	1% to 2%	1% to 2%
Gross Margin (including Tariffs)	47% to 48%	46% to 47.3%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	$50 to $60	$30 to $50
Effective Tax Rate	29% to 30%	29% to 30%
EPS (including Tariffs)	$7.80 to $9.80	$6.72 to $9.54
Capital Spending ($ million)	$50 to $70	$70 to $90

Tariff Estimate	Current Estimate In Guidance	Prior Estimate In Guidance
Full year total cost impact ($ million)	$9 to $13	$15 to $20
Gross margin impact of tariffs (basis points)	40 to 60	70 to 100
EPS unfavorable impact of tariffs	$0.60 to $0.80	$0.96 to $1.28

Underlying the Company's current 2025 projections are the following full-year estimates and targets:

•
The Company’s business is seasonal, with the fourth quarter being the lowest revenue quarter as well as the lowest absolute gross margin rate of the year.
•
During full year 2025, the Company continues to estimate that shortfall fees and non-cash expense of third-party production pre-payments will have a combined negative impact to gross margin of 120 to 140 basis points.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.

2026 Financial Guidance

The Company is planning to provide full year 2026 financial guidance during its fourth quarter earnings call in February 2026.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 28, 2024 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Samuel Adams, Sun Cruiser, Truly Hard Seltzer, and Twisted Tea Hard Iced Tea. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, October 23, 2025

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Revenue	$571,476	$642,131	$1,678,258	$1,708,555
Less excise taxes	33,982	36,654	98,948	97,928
Net revenue	537,494	605,477	1,579,310	1,610,627
Cost of goods sold	264,377	325,236	794,412	877,580
Gross profit	273,117	280,241	784,898	733,047
Operating expenses:
Advertising, promotional, and selling expenses	164,739	147,986	461,987	412,484
General and administrative expenses	44,913	43,818	138,615	142,226
Impairment of intangible assets	—	42,584	—	42,584
Impairment of brewery assets	1,416	20	6,401	3,751
Total operating expenses	211,068	234,408	607,003	601,045
Operating income	62,049	45,833	177,895	132,002
Other income, net:
Interest income, net	2,696	3,582	7,320	10,021
Other expense, net	(595)	(317)	(1,168)	(795)
Total other income, net	2,101	3,265	6,152	9,226
Income before income tax provision	64,150	49,098	184,047	141,228
Income tax provision	17,995	15,584	53,047	42,778
Net income	$46,155	$33,514	$131,000	$98,450
Net income per common share – basic	$4.25	$2.87	$11.83	$8.29
Net income per common share – diluted	$4.25	$2.86	$11.82	$8.27
Weighted-average number of common shares – basic	10,855	11,682	11,073	11,878
Weighted-average number of common shares – diluted	10,830	11,671	11,050	11,871
Net income	$46,155	$33,514	$131,000	$98,450
Other comprehensive (loss) income:
Foreign currency translation adjustment	(161)	40	233	(181)
Total other comprehensive (loss) income	(161)	40	233	(181)
Comprehensive income	$45,994	$33,554	$131,233	$98,269

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	September 27, 2025	December 28, 2024
Assets
Current Assets:
Cash and cash equivalents	$250,454	$211,819
Accounts receivable	84,322	61,423
Inventories	101,716	117,159
Prepaid expenses and other current assets	23,538	20,209
Income tax receivable	1,756	6,681
Total current assets	461,786	417,291
Property, plant, and equipment, net	579,539	616,242
Operating right-of-use assets	32,942	27,837
Goodwill	112,529	112,529
Intangible assets, net	15,176	16,446
Third-party production prepayments	8,415	14,473
Note receivable	10,980	16,738
Other assets	25,234	28,462
Total assets	$1,246,601	$1,250,018
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$102,207	$87,276
Accrued expenses and other current liabilities	137,774	138,618
Current operating lease liabilities	12,576	5,735
Total current liabilities	252,557	231,629
Deferred income taxes, net	50,307	65,803
Non-current operating lease liabilities	28,321	30,205
Other liabilities	4,432	6,194
Total liabilities	335,617	333,831
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 8,645,180 and 9,263,198 issued and outstanding as of September 27, 2025 and December 28, 2024 respectively	86	93
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of September 27, 2025 and December 28, 2024	21	21
Additional paid-in capital	690,567	676,454
Accumulated other comprehensive loss	(463)	(696)
Retained earnings	220,773	240,315
Total stockholders' equity	910,984	916,187
Total liabilities and stockholders' equity	$1,246,601	$1,250,018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirty-nine weeks ended
	September 27, 2025	September 28, 2024
Cash flows provided by operating activities:
Net income	$131,000	$98,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,726	70,904
Impairment of intangible assets	—	42,584
Impairment of brewery assets	6,401	3,751
Gain on sale of property, plant, and equipment	(47)	(263)
Change in right-of-use assets	(5,654)	5,793
Stock-based compensation expense	14,408	14,686
Deferred income taxes	(15,496)	(19,276)
Other non-cash expense	(32)	220
Changes in operating assets and liabilities:
Accounts receivable	(22,866)	(27,324)
Inventories	13,816	(40,148)
Prepaid expenses, income tax receivable, and other current assets	1,596	(3,429)
Third-party production prepayments	6,058	15,566
Other assets	3,827	4,987
Accounts payable	16,042	18,053
Accrued expenses, income taxes payable and other liabilities	8,481	29,244
Operating lease liabilities	4,958	(6,808)
Net cash provided by operating activities	230,218	206,990
Cash flows used in investing activities:
Cash paid for note receivable	—	(20,000)
Purchases of property, plant, and equipment	(36,717)	(52,770)
Proceeds from disposal of property, plant, and equipment	47	23
Net cash used in investing activities	(36,670)	(72,747)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(152,423)	(175,953)
Proceeds from exercise of stock options and sale of investment shares	1,242	2,699
Cash paid on finance leases	(1,288)	(1,473)
Payment of tax withholding on stock-based payment awards and investment shares	(2,444)	(2,406)
Net cash used in financing activities	(154,913)	(177,133)
Change in cash and cash equivalents	38,635	(42,890)
Cash and cash equivalents at beginning of period	211,819	298,491
Cash and cash equivalents at end of period	$250,454	$255,601

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available at www.bostonbeer.com